Exhibit 99.1

RESOLUTION REGARDING
OFFICEMAX INCORPORATED 2003 DIRECTOR STOCK
COMPENSATION PLAN

WHEREAS, OfficeMax, Incorporated (the “Company”) maintains the OfficeMax Incorporated 2003 Director Stock Compensation Plan (the “Plan”); and

WHEREAS, amendment of the Plan is now considered desirable to ensure that the Plan complies with newly-enacted Section 409A of the Internal Revenue Code;

NOW, THEREFORE, by virtue of the amendment power reserved to the Executive Compensation Committee, the Plan is hereby amended, effective as of January 1, 2005, by substituting the following for Sections 3.2 and 3.3 of the Plan:

“3.2         Option Price.  The purchase price per share for the Shares covered by each option shall be the Fair Market Value (as defined below) of the underlying stock at the date of grant.  Fair Market Value shall mean the closing price for Shares as reported by the New York Stock Exchange or another generally accepted pricing standard chosen by the Committee.

3.3.          Number of Option Shares.  The Committee shall determine the following for each Option (and set forth such provisions in a written agreement described in Section 3.5):

3.3.1.       the number of shares subject to each Option;

3.3.2        the duration of the Option; and

3.3.3.       any other terms or conditions established by the Committee.”